FOR IMMEDIATE RELEASE
Contact:	Peter J. Cunningham
First Vice President, Investor Relations
(516) 327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER OPERATING EPS OF $0.14

Quarterly Cash Dividend of $0.13 Per Share Declared

Lake Success, New York – April 22, 2009 – Astoria Financial Corporation (NYSE: AF) (“Astoria”, the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $8.8 million (operating income of $12.2 million), or $0.10 diluted earnings per share (“EPS”) (operating earnings per share of $0.14 (“operating EPS”)), for the quarter ended March 31, 2009, compared to $28.9 million, or $0.32 EPS, for the 2008 first quarter.

Included in the 2009 first quarter results is an other-than-temporary impairment (“OTTI”), after-tax, non-cash charge of $3.4 million, or $0.04 EPS, to write-off the remaining cost basis of our investment in Freddie Mac preferred stock.  Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of the OTTI charge, provide a meaningful comparison for effectively evaluating Astoria’s operating results.  For a reconciliation of operating income and operating EPS to GAAP net income and EPS, please refer to the table on page 12.

Commenting on the first quarter results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, stated, “The challenging operating environment continued to negatively impact our operating results.  As anticipated, higher unemployment and continued weakness in the national housing market resulted in increases in loan delinquencies, foreclosures, credit costs and loan loss provision.  It is important to note, however, that the first quarter year-over-year operating results reflected significant increases in both net interest income and the net interest margin.”

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their April 22, 2009 meeting, declared a quarterly cash dividend of $0.13 per common share.  The dividend is payable on June 1, 2009 to shareholders of record as of May 15, 2009.  This is the fifty-sixth consecutive quarterly cash dividend declared by the Company.

First Quarter 2009 Earnings Summary

Net interest income for the quarter ended March 31, 2009 increased 38% to $111.7 million from $80.8 million for the 2008 first quarter and declined $3.3 million, or 3%, from the 2008 fourth quarter. Astoria’s net interest margin for the quarter ended March 31, 2009 increased 59 basis points to 2.16% from 1.57% for the 2008 first quarter and declined two basis points from the 2008 fourth quarter.  The year-over-year increase in the margin was due to the cost of liabilities declining more rapidly than the yield on interest earning assets.  The slight decline in the margin on a linked quarter basis was due to an increase in borrowing costs of 17 basis points resulting from the repayment of low-cost short-term borrowings, offset almost entirely by the increase in the average balance of deposits of $396.6 million and a 15 basis point decrease in the cost of deposits.

“We expect that the net interest margin will resume expansion in the second quarter, as we increasingly realize the benefit of the repricing of maturing non-Liquid CDs that have interest rates considerably above current market rates.  Non-Liquid CDs totaling $1.8 billion and $2.9 billion are scheduled to mature in the 2009 second quarter and second half, respectively, with weighted average rates of 3.49% and 3.59%, respectively.  By comparison, in the 2009 first quarter, $2.3 billion of non-Liquid CDs were issued or repriced at a weighted average rate of 2.45%, while non-Liquid CDs were issued or repriced in March at a weighted rate of 1.88%, considerably lower than the average for the first quarter,” Mr. Engelke noted.

For the quarter ended March 31, 2009, a $50.0 million provision for loan losses was recorded compared to $45.0 million for the previous quarter and $4.0 million for the 2008 first quarter.  Commenting on the 2009 first quarter provision, Mr. Engelke stated, “The provision recorded in this year’s first quarter recognizes the increase in loan delinquencies, non-performing loans and charge-offs directly related to the continued deterioration in the housing market and increasing weakness in the economy, particularly, the accelerating pace of job losses.”

Non-interest income for the quarter ended March 31, 2009 totaled $21.2 million, excluding the pre-tax OTTI  charge of $5.3 million, compared to $22.4 million for the 2008 first quarter.

General and administrative expense for the quarter ended March 31, 2009 increased $7.8 million to $64.0 million from $56.2 million for the 2008 fourth quarter and $5.8 million from $58.2 million for the 2008 first quarter.   The linked quarter and year-over-year increases were primarily due to $3.4 million and $3.3 million respective increases in FDIC premium expense and $3.1 million and $3.0 million respective increases in pension expense.

Balance Sheet Summary

For the 2009 first quarter, the loan portfolio declined $290.6 million from the previous quarter end to $16.4 billion at March 31, 2009.  The primary reason for the decline was lower loan originations and purchases for portfolio which totaled $391.9 million for the quarter ended March 31, 2009 compared to $588.9 million for the previous quarter.  In addition, loan prepayments increased to $523.0 million for the 2009 first quarter from $467.0 million for the previous quarter.

For the 2009 first quarter, the one-to-four family mortgage loan portfolio declined $192.3 million from the previous quarter end to $12.2 billion at March 31, 2009.   One-to-four family loan originations and purchases for portfolio totaled $382.5 million for the 2009 first quarter compared to $422.7 million for the previous quarter.  One-to-four family loan prepayments for the quarter ended March 31, 2009 totaled $457.1 million compared to $330.3 million for the 2008 fourth quarter.  The 2009 first quarter origination and purchase volume was negatively affected by significant fallout from our loan pipeline due to, among other things, the fact that potential borrowers are not qualifying under our strict underwriting guidelines, particularly with respect to loan-to-value ratios.  The loan-to-value ratio (“LTV”) of the one-to-four family loan production for portfolio for the 2009 first quarter averaged 55% at origination and the loan amount averaged approximately $730,000.

For the quarter ended March 31, 2009, the multi-family/commercial real estate (“CRE”) loan portfolio decreased $94.7 million from the previous quarter to $3.8 billion at March 31, 2009.  The decrease was due to our decision to slow the pace of multi-family/CRE loan originations in the current economic climate.  First quarter 2009 multi-family/CRE loan originations totaled just $9.4 million compared to $166.2 million for the previous quarter.

For the quarter ended March 31, 2009, deposits increased $149.3 million, or 4.4% annualized, from the previous quarter to $13.6 billion.  For the quarter ended March 31, 2009, borrowings decreased $827.9 million from the previous quarter to $6.1 billion.  The decrease was primarily due to the repayment of short-term borrowings.  Total assets declined $577.3 million from the prior quarter to $21.4 billion at March 31, 2009.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/03	12/31/05	12/31/07	12/31/08	3/31/09	Cumulative % Change
Assets	$22,700	$22,462	$22,380	$21,719	$21,982	$21,405	(6%)
Loans	$10,286	$12,687	$14,392	$16,155	$16,712	$16,422	+ 60%
Securities	$10,763	$8,448	$6,572	$4,371	$4,037	$3,683	(66%)
Deposits	$9,555	$11,187	$12,810	$13,049	$13,480	$13,629	+ 43%
Borrowings	$11,528	$9,632	$7,938	$7,185	$6,965	$6,137	(47%)

Stockholders’ equity was $1.2 billion, or 5.61% of total assets at March 31, 2009.  Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.55%, 6.55% and 12.45%, respectively, at March 31, 2009.

Asset Quality

Non-performing loans (“NPL”) totaled $336.6 million at March 31, 2009, an increase of $98.0 million from the previous quarter, and represent 1.57% of total assets.  At March 31, 2009, one-to-four family non-performing loans totaled $245.5 million and multi-family/CRE non-performing loans totaled $81.5 million compared to $177.5 million and $51.1 million, respectively, at December 31, 2008.

The comparative table below illustrates loan migration from 30 days delinquent to 90+ days delinquent:

(In millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter		90 + Days Past Due (NPL)	Total 30-90+ Days Past Due
At March 31, 2008	$136.3	$48.8	$185.1	$	+1.6	$106.6	$291.7
At June 30, 2008	$134.5	$51.0	$185.5	$	+0.4	$128.6	$314.1
At Sept. 30, 2008	$171.0	$54.7	$225.7	$	+40.2	$164.8	$390.5
At Dec. 31, 2008	$229.8	$70.1	$299.9	$	+74.2	$238.6	$538.5
At March 31, 2009	$215.9	$105.7	$321.6	$	+21.7	$336.6	$658.2

The table below details, as of March 31, 2009, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states.  More comprehensive state details are included on page 13.

(In millions) State	Total 1-4 Family Loans	Average LTV (1)	% of 1-4 Family Loan Portfolio		Total 1-4 Family NPLs	NPLs as % of State Total

New York	$2,875.8	55%	24%		$21.9	0.76%
Illinois	$1,309.5	66%	11%		$29.0	2.21%
California	$1,304.9	65%	11%		$38.4	2.94%
Connecticut	$1,276.8	56%	11%		$16.8	1.32%
New Jersey	$996.6	67%	8%		$27.7	2.78%
Virginia	$905.4	70%	7%		$24.6	2.72%
Maryland	$854.5	67%	7%		$30.0	3.51%
Massachusetts	$838.9	62%	7%		$12.4	1.48%
Washington	$322.7	62%	3%		$0.0	0.00%
Florida	$305.3	66%	3%		$22.6	7.40%
Top 10 States	$10,990.4	62%	90	% (2)	$223.4	2.03%
All other states (3)	$1,166.9	66%	10%		$22.1	1.89%
Total 1-4 Family Portfolio	$12,157.3	62%	100%		$245.5	2.02%

(1)  Based on current principal balances and original appraised values.
(2)  Does not foot due to rounding.
(3)  Includes 30 states and Washington, DC.

Net loan charge-offs for the quarter ended March 31, 2009 totaled $19.8 million (of which $11.2 million represented one-to-four family loans and $7.9 million represented multi-family/CRE loans) compared to $12.3 million (of which $6.8 million represented one-to-four family loans and $5.1 million represented multi-family/CRE loans) for the 2008 fourth quarter.  Included in the $11.2 million of one-to-four family loan charge-offs are $5.5 million of charge-offs on $21.9 million of non-performing loans which, at 180 days delinquent, were adjusted to the estimated fair value of the underlying collateral less selling costs.  Commenting on asset quality, Mr. Engelke noted, “The continued deterioration in the economy, particularly rising unemployment, continues to strain the financial condition of prime residential borrowers and their ability to remain current on their mortgage loans and the ability of tenants in multi-family properties to pay rent on their apartments.  Accordingly, we experienced increases in non-performing loans, foreclosures and credit costs during the first quarter.  Importantly, loans delinquent 30-89 days increased only $21.7 million from the previous quarter, considerably less than the $40.2 million and $74.2 million increases recorded in the third and fourth quarters of 2008, respectively.”

Future Outlook

Commenting on the outlook for the remainder of 2009, Mr. Engelke stated, “The year continues to present us with both opportunities and challenges.  Although we are encouraged by the slowing growth in 30-89 day delinquencies in the first quarter, we expect that job losses and economic weakness will continue to put pressure on borrowers which, more than likely, will result in somewhat higher delinquencies and non-performing loans, however, credit costs should remain manageable.

With respect to our fundamental operating performance, we expect deposit growth in 2009 will continue, particularly since the intense competition for core community deposits has diminished somewhat.  We also expect increases in net interest income and the net interest margin going forward as we begin to realize the benefit from significant CD deposits maturing throughout the year at rates that are considerably above current market rates.”

Astoria Financial Corporation, with assets of $21.4 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $13.6 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering eighteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering nineteen states and the District of Columbia.

Earnings Conference Call April 23, 2009 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, April 23, 2009 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, passcode 90799028.  A telephone replay will be available on April 23, 2009 from 1:00 p.m. (ET) through May 1, 2009, 11:59 p.m. (ET). The replay number is (800) 642-1687, passcode: 90799028.  The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At	At
	March 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$146,697	$76,233
Repurchase agreements	38,050	24,060
Securities available-for-sale	1,245,925	1,390,440
Securities held-to-maturity (fair value of $2,466,064 and $2,643,955, respectively)	2,436,725	2,646,862
Federal Home Loan Bank of New York stock, at cost	183,547	211,900
Loans held-for-sale, net	41,850	5,272
Loans receivable:
Mortgage loans, net	16,083,635	16,372,383
Consumer and other loans, net	338,224	340,061
	16,421,859	16,712,444
Allowance for loan losses	(149,187)	(119,029)
Total loans receivable, net	16,272,672	16,593,415
Mortgage servicing rights, net	7,656	8,216
Accrued interest receivable	78,006	79,589
Premises and equipment, net	139,210	139,828
Goodwill	185,151	185,151
Bank owned life insurance	399,025	401,280
Other assets	230,267	219,865

TOTAL ASSETS	$21,404,781	$21,982,111

LIABILITIES
Deposits	$13,629,178	$13,479,924
Reverse repurchase agreements	2,650,000	2,850,000
Federal Home Loan Bank of New York advances	3,110,000	3,738,000
Other borrowings, net	377,423	377,274
Mortgage escrow funds	158,505	133,656
Accrued expenses and other liabilities	278,864	221,488

TOTAL LIABILITIES	20,203,970	20,800,342

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 97,058,454 and 95,881,132 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	848,826	856,021
Retained earnings	1,846,428	1,864,257
Treasury stock (69,436,434 and 70,613,756 shares, at cost, respectively)	(1,434,881)	(1,459,211)
Accumulated other comprehensive loss	(43,188)	(61,865)
Unallocated common stock held by ESOP (4,923,564 and 5,212,668 shares, respectively)	(18,039)	(19,098)

TOTAL STOCKHOLDERS' EQUITY	1,200,811	1,181,769

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,404,781	$21,982,111

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2009	2008
Interest income:
Mortgage loans:
One-to-four family	$162,940	$153,598
Multi-family, commercial real estate and construction	56,614	60,315
Consumer and other loans	2,678	5,432
Mortgage-backed and other securities	43,104	47,893
Federal funds sold and repurchase agreements	16	636
Federal Home Loan Bank of New York stock	1,686	4,222
Total interest income	267,038	272,096
Interest expense:
Deposits	90,760	110,203
Borrowings	64,601	81,107
Total interest expense	155,361	191,310

Net interest income	111,677	80,786
Provision for loan losses	50,000	4,000
Net interest income after provision for loan losses	61,677	76,786
Non-interest income:
Customer service fees	14,839	15,134
Other loan fees	939	1,039
Gain on sales of securities	2,112	-
Other-than-temporary impairment write-down of securities	(5,300)	-
Mortgage banking income, net	469	450
Income from bank owned life insurance	1,979	4,389
Other	904	1,425
Total non-interest income	15,942	22,437
Non-interest expense:
General and administrative:
Compensation and benefits	34,000	31,991
Occupancy, equipment and systems	16,331	16,904
Federal deposit insurance premiums	3,905	571
Advertising	1,559	1,073
Other	8,166	7,690
Total non-interest expense	63,961	58,229

Income before income tax expense	13,658	40,994
Income tax expense	4,862	12,091

Net income	$8,796	$28,903

Basic earnings per common share	$0.10	$0.32

Diluted earnings per common share	$0.10	$0.32

Basic weighted average common shares	90,213,163	89,472,902
Diluted weighted average common and common equivalent shares	90,443,387	90,969,684

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES	Page 9

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2009	2008

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	2.96%	9.46%
Return on average tangible stockholders' equity (1)	3.50	11.15
Return on average assets	0.16	0.54
General and administrative expense to average assets	1.18	1.08
Efficiency ratio (2)	50.12	56.41
Net interest rate spread (3)	2.07	1.46
Net interest margin (4)	2.16	1.57

Selected Non-GAAP Returns and Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders' equity	4.11%	9.46%
Non-GAAP return on average tangible stockholders' equity (1)	4.87	11.15
Non-GAAP return on average assets	0.23	0.54
Non-GAAP efficiency ratio (2)	48.12	56.41
Non-GAAP dividend payout ratio	92.86	81.25

Asset Quality Data (dollars in thousands)
Non-performing assets	$366,747	$121,037
Non-performing loans	336,574	106,604
Loans delinquent 90 days or more and still accruing interest	1,227	498
Non-accrual loans	335,347	106,106
Loans 60-89 days delinquent	105,655	48,753
Loans 30-59 days delinquent	215,902	136,312
Net charge-offs	19,842	2,863

Non-performing loans/total loans	2.05%	0.68%
Non-performing loans/total assets	1.57	0.50
Non-performing assets/total assets	1.71	0.56
Allowance for loan losses/non-performing loans	44.33	75.12
Allowance for loan losses/non-accrual loans	44.49	75.47
Allowance for loan losses/total loans	0.91	0.51
Net charge-offs to average loans outstanding (annualized)	0.48	0.07

Capital Ratios (Astoria Federal)
Tangible	6.55%	6.72%
Core	6.55	6.72
Risk-based	12.45	12.38

Other Data
Cash dividends paid per common share	$0.13	$0.26
Dividend payout ratio	130.00%	81.25%
Book value per share (6)	$13.03	$13.64
Tangible book value per share (7)	$11.02	$11.58
Tangible stockholders' equity/tangible assets (1) (8)	4.79%	4.91%
Mortgage loans serviced for others (in thousands)	$1,217,206	$1,253,565
Full time equivalent employees	1,585	1,597

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the three months ended March 31, 2009 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP.  The information excludes the other-than-temporary impairment write-down of securities charge and related tax effects recorded in 2009.  See page 12 for a reconciliation of GAAP net income to non-GAAP net income for the three months ended March 31, 2009.

(6)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(8)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
	2009				2008
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$12,373,027		$162,940	5.27%	$11,621,739		$153,598	5.29%
Multi-family, commercial real estate and construction	3,862,820		56,614	5.86	4,005,674		60,315	6.02
Consumer and other loans (1)	340,389		2,678	3.15	356,057		5,432	6.10
Total loans	16,576,236		222,232	5.36	15,983,470		219,345	5.49
Mortgage-backed and other securities (2)	3,884,464		43,104	4.44	4,296,912		47,893	4.46
Federal funds sold and repurchase agreements	29,451		16	0.22	94,168		636	2.70
Federal Home Loan Bank stock	193,887		1,686	3.48	196,115		4,222	8.61
Total interest-earning assets	20,684,038		267,038	5.16	20,570,665		272,096	5.29
Goodwill	185,151				185,151
Other non-interest-earning assets	853,628				784,963
Total assets	$21,722,817				$21,540,779

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,849,591		1,847	0.40	$1,874,158		1,888	0.40
Money market	294,873		679	0.92	323,951		804	0.99
NOW and demand deposit	1,468,953		278	0.08	1,446,491		312	0.09
Liquid certificates of deposit	979,723		4,977	2.03	1,424,505		14,493	4.07
Total core deposits	4,593,140		7,781	0.68	5,069,105		17,497	1.38
Certificates of deposit	8,999,236		82,979	3.69	7,892,672		92,706	4.70
Total deposits	13,592,376		90,760	2.67	12,961,777		110,203	3.40
Borrowings	6,530,207		64,601	3.96	7,007,827		81,107	4.63
Total interest-bearing liabilities	20,122,583		155,361	3.09	19,969,604		191,310	3.83
Non-interest-bearing liabilities	410,152				348,711
Total liabilities	20,532,735				20,318,315
Stockholders' equity	1,190,082				1,222,464
Total liabilities and stockholders' equity	$21,722,817				$21,540,779

Net interest income/net interest rate spread			$111,677	2.07%			$80,786	1.46%
Net interest-earning assets/net interest margin	$561,455			2.16%	$601,061			1.57%
Ratio of interest-earning assets to interest-bearing liabilities	1.03	x			1.03	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2009		At December 31, 2008		At March 31, 2008
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$12,157,308	5.61%	$12,349,617	5.65%	$11,275,550	5.69%
Multi-family, commercial real estate and construction	3,815,643	5.97	3,909,619	5.98	3,973,315	5.89
Mortgage-backed and other securities (3)	3,682,650	4.31	4,037,302	4.34	4,256,230	4.32

Interest-bearing liabilities:
Savings	1,890,372	0.40	1,832,790	0.40	1,878,444	0.40
Money market	308,352	0.82	289,135	1.03	321,039	1.00
NOW and demand deposit	1,529,856	0.06	1,466,916	0.06	1,495,023	0.06
Liquid certificates of deposit	977,387	1.69	981,733	2.32	1,390,368	3.42
Total core deposits	4,705,967	0.58	4,570,574	0.74	5,084,874	1.16
Certificates of deposit	8,923,211	3.61	8,909,350	3.83	7,918,668	4.58
Total deposits	13,629,178	2.57	13,479,924	2.78	13,003,542	3.24
Borrowings, net	6,137,423	4.11	6,965,274	3.72	6,851,816	4.55

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES	Page 12

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME (1)
(In Thousands, Except Per Share Data)

Non-GAAP net income, non-GAAP earnings per share and non-GAAP returns, representing net income and earnings per share determined in accordance with GAAP excluding the effects of the after-tax charges noted below, provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	March 31, 2009
	GAAP	Adjustments (2)	Non-GAAP

Net interest income	$111,677	$-	$111,677
Provision for loan losses	50,000	-	50,000

Net interest income after provision for loan losses	61,677	-	61,677
Non-interest income	15,942	5,300	21,242
Non-interest expense	63,961	-	63,961

Income before income tax expense	13,658	5,300	18,958
Income tax expense	4,862	1,855	6,717

Net income	$8,796	$3,445	$12,241

Basic earnings per common share	$0.10	$0.04	$0.14

Diluted earnings per common share	$0.10	$0.04	$0.14

(1)	Non-GAAP net income is also referred to as operating income and operating EPS throughout this release.

(2)	Adjustments relate to the other-than-temporary impairment write-down of securities charge and the related tax effects.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES	Page 13

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)

	At March 31, 2009
			Non-perfoming loans
State	Total loans	Non-performing loans	as % of total loans

New York
Full Income	$2,495.5	$14.3	0.57%
Alt A < 70% LTV	$288.1	$2.6	0.90%
Alt A 70%-80% LTV	$92.2	$5.0	5.42%
State Total	$2,875.8	$21.9	0.76%

Illinois
Full Income	$1,006.3	$6.7	0.67%
Alt A < 70% LTV	$144.4	$6.3	4.36%
Alt A 70%-80% LTV	$158.8	$16.0	10.08%
State Total	$1,309.5	$29.0	2.21%

California
Full Income	$906.1	$12.3	1.36%
Alt A < 70% LTV	$200.0	$7.0	3.50%
Alt A 70%-80% LTV	$198.8	$19.1	9.61%
State Total	$1,304.9	$38.4	2.94%

Connecticut
Full Income	$1,042.6	$3.2	0.31%
Alt A < 70% LTV	$155.2	$5.8	3.74%
Alt A 70%-80% LTV	$79.0	$7.8	9.87%
State Total	$1,276.8	$16.8	1.32%

New Jersey
Full Income	$786.7	$16.1	2.05%
Alt A < 70% LTV	$105.6	$5.2	4.92%
Alt A 70%-80% LTV	$104.3	$6.4	6.14%
State Total	$996.6	$27.7	2.78%

Virginia
Full Income	$682.5	$9.3	1.36%
Alt A < 70% LTV	$94.0	$5.1	5.43%
Alt A 70%-80% LTV	$128.9	$10.2	7.91%
State Total	$905.4	$24.6	2.72%

Maryland
Full Income	$651.5	$10.0	1.53%
Alt A < 70% LTV	$96.8	$3.7	3.82%
Alt A 70%-80% LTV	$106.2	$16.3	15.35%
State Total	$854.5	$30.0	3.51%

Massachusetts
Full Income	$699.5	$4.0	0.57%
Alt A < 70% LTV	$91.9	$4.4	4.79%
Alt A 70%-80% LTV	$47.5	$4.0	8.42%
State Total	$838.9	$12.4	1.48%

Washington
Full Income	$310.6	$0.0	0.00%
Alt A < 70% LTV	$8.4	$0.0	0.00%
Alt A 70%-80% LTV	$3.7	$0.0	0.00%
State Total	$322.7	$0.0	0.00%

Florida
Full Income	$206.0	$10.9	5.29%
Alt A < 70% LTV	$57.4	$6.0	10.45%
Alt A 70%-80% LTV	$41.9	$5.7	13.60%
State Total	$305.3	$22.6	7.40%

Other States
Full Income	$995.1	$12.1	1.22%
Alt A < 70% LTV	$91.3	$2.6	2.85%
Alt A 70%-80% LTV	$80.5	$7.4	9.19%
State Total	$1,166.9	$22.1	1.89%

Total all states
Full Income	$9,782.4	$98.9	1.01%
Alt A < 70% LTV	$1,333.1	$48.7	3.65%
Alt A 70%-80% LTV	$1,041.8	$97.9	9.40%
Grand total	$12,157.3	$245.5	2.02%